EXHIBIT 99.1
FOR IMMEDIATE RELEASE

FOR ULTICOM:
Joe Hassett, Senior Vice President
Gregory FCA
877-217-3597
JoeH@GregoryFCA.com

Ulticom Inc. Agrees To Be Acquired By Affiliate of Platinum Equity

Ulticom Shareholders To Receive $8.07 Per Share

Mount Laurel, New Jersey – October 12, 2010 – Ulticom, Inc. (NASDAQ: ULCM) (“Ulticom” or “Company”) announced today that it has signed a definitive merger agreement with affiliates of Platinum Equity, LLC providing for the acquisition of Ulticom by an affiliate of Platinum Equity for merger consideration of $2.33 per share in cash, after payment of a special dividend in the amount of $5.74 per share in cash.  Shares held by Ulticom's controlling shareholder, Comverse Technology, Inc. ("Comverse") will be purchased by Platinum Equity’s affiliate pursuant to a separate share purchase agreement immediately prior to the closing of the merger.  Under the terms of the share purchase agreement, Comverse will receive up to $2.33 per share, with a portion of such amount to be deferred and at risk based on the Company’s financial performance post-closing.  The $8.07 per share to be received by shareholders represents approximately a 5% premium to the closing price of the Company's common stock on October 11, 2010 and approximately a 4% premium to the average closing price for the prior 30 days.

Under the terms of the definitive merger agreement, which was unanimously approved by Ulticom’s Board of Directors, Ulticom’s public shareholders will receive $2.33 per share in cash,

after payment of a special dividend by the Company of $5.74 per share.  The special dividend is subject to shareholder approval of the transaction and will be paid prior to the purchase of the Comverse shares and the merger, to shareholders of record at the close of business on November 24, 2010.  The Company anticipates that pursuant to NASD Rule 11140, the ex-dividend date will be the day after the dividend payment date. Accordingly, the stock will continue to trade with the right to receive the dividend after the record date.

The transaction is expected to close by the end of the Company’s fourth fiscal quarter of 2010 and is subject to customary closing conditions, regulatory approvals, approval by Ulticom's shareholders, including a majority of Ulticom shares that are not owned by Comverse, and payment of the special dividend.  The transaction is not conditioned on receipt of financing by the acquirer.  A special meeting of Company shareholders is currently scheduled for December 2, 2010 at 9 a.m. local time, to be held at the Enterprise Center at Burlington County College, 3331 Route 38, Mount Laurel, New Jersey 08054.  The Board of Directors of Ulticom has established a record date of the close of business on October 26, 2010 to determine shareholders entitled to vote at the special meeting.

 “After a careful and extensive review of our strategic alternatives, our Board of Directors has determined that the premium to the current market price provided by this transaction offers the best value for our stockholders,” said Shawn Osborne, Ulticom president and chief executive officer. “Furthermore, Platinum Equity’s financial resources and experience with communication and information technology companies will reinforce Ulticom’s ability to enhance our product portfolio and market position.”

“Ulticom has a solid reputation for quality and innovation, and is one of the premier providers of critical technology in wireless and broadband networks,” said Matt Young, Principal for Platinum Equity. “There is opportunity for growth as the demand for high-bandwidth services continues to evolve, and we’re eager to help Ulticom drive that growth.”

Morgan Keegan Technology Group acted as lead financial advisor to Ulticom and Duff & Phelps, LLC also provided a fairness opinion to Ulticom’s Board of Directors.  Weil, Gotshal & Manges LLP acted as legal counsel to Ulticom in the transaction and  Flaster/Greenberg P.C. acted as special New Jersey Counsel to Ulticom. Paul, Hastings, Janofsky & Walker LLP acted as legal counsel to Platinum Equity.

Additional information and where to find it

Ulticom intends to file with the Securities and Exchange Commission a proxy statement and other relevant materials in connection with the transactions. When finalized, the proxy statement will be mailed to the stockholders of Ulticom.  INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  The proxy statement and other relevant materials (when they become available), and any other documents filed by Ulticom with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov. In addition, investors and stockholders of Ulticom may obtain free copies of the proxy statement (when available) and other documents filed by Ulticom with the SEC from Ulticom’s website at www.Ulticom.com.

Participants in the solicitation

Ulticom and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Ulticom’s stockholders in connection with the transactions. Information about Ulticom’s directors and executive officers is set forth in the proxy statement on Schedule 14A for Ulticom’s 2010 Annual Meeting of Stockholders filed with the SEC on April 28, 2010 and in the Annual Report on Form 10-K filed by Ulticom with the SEC on April 20, 2010. Additional information regarding the participants in the solicitation, including a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement that Ulticom intends to file with the SEC.

About Ulticom, Inc.

Ulticom (www.ulticom.com) provides service essential signaling component and system solutions for wireless, wireline, and Internet communications. Ulticom's products are used by leading telecommunication equipment and service providers worldwide to deploy broadband mobile access, multimedia transport control, subscriber data management and enhanced communication services. Ulticom is headquartered in Mount Laurel, NJ with additional offices in the United States, Europe, and Asia.

About Platinum Equity

Platinum Equity (www.platinumequity.com) is a global M&A&O® firm specializing in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, telecommunications, logistics, metals services, manufacturing and distribution. Since its founding in 1995 by Tom Gores, Platinum Equity has completed over 100 acquisitions with more than $27.5 billion in aggregate annual revenue at the time of acquisition.

Forward Looking Statements

Note: This Press Release contains “forward-looking statements” that involve risks and uncertainties, including statements relating to the Company’s future business performance and the proposed transactions with Platinum Equity.  Important factors that could cause actual results to differ materially include the timing of consummating the proposed transactions, the risk that a condition to closing of the proposed transactions may not be satisfied and those  risks described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 20, 2010.  The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required by the federal securities laws.